Exhibit 10.30

RENAISSANCE PARENT CORP.

August 15, 2013

Mr. Patrick Bennett

Dear Patrick;

This letter agreement (the “Agreement”) will serve to confirm our recent discussion regarding the treatment of your equity in the event of a future sale of 100% of the common stock of Thomas Industries, Inc. or all of its business and assets (the “Sale of Thomas”), a subsidiary of Gardner Denver, Inc. (“GDI”), to an third party unaffiliated with Renaissance Parent Corp. (“Holdings”). Capitalized terms not defined herein shall have the meaning assigned to them in your Stock Option Agreement dated as of December 18, 2013 made by and between Holdings and you (the “Stock Option Agreement”).

Notwithstanding the provisions of your Stock Option Agreement, if at a future date, GDI enters into a definitive transaction agreement which would result in the Sale of Thomas, provided that you are still employed by GDI as of the closing date of such sale (“Closing Date”) and following the Closing Date, your employment with GDI will cease due to your continuing employment with the acquiror in the Sale of Thomas thereafter, you and GDI hereby agree as follows:

1.	Treatment of Unvested Time Options. Upon the Closing Date, all of your unvested Time Options shall become immediately vested and exercisable, as if the provisions of Section 3.1(b)(i) of the Stock Option Agreement applied on such date.

2.	Treatment of Unvested Performance Options. Upon the Closing Date, all of your then unvested Performance Options shall become immediately vested and exercisable, as if the provisions of Section 3.1(b)(ii) of the Stock Option Agreement applied on such date.

3.	Exercisability of Options. The termination of your employment with GDI as described above will, on the Closing Date, be treated as a termination of your employment without Cause by Holdings and GDI for all purposes under the Stock Option Agreement; except that Section 3.2(e) of the Stock Option Agreement is hereby amended, effective immediately prior to the Closing Date and subject to the completion of the Sale of Thomas, the 180-day period referenced therein is extended to the tenth anniversary of the Grant Date.

4.	Certain Call Rights. Holdings hereby confirms that, effective immediately prior to the Closing Date and subject to the completion of the Sale of Thomas, Holdings shall not exercise its rights under Section 5(b) of the Management Stockholder’s Agreement in connection with the termination of your employment with GDI as described above.

Except as otherwise expressly provided above, your Stock Option Agreement and the Management Stockholder’s Agreement shall continue in full force and effect in accordance with the terms thereof.

Sections 5.5, 5.6, 5.7, and 5.8 of your Stock Option Agreement are hereby incorporated by reference and made a part of this Agreement. This Agreement is personal to you and, without the prior written consent of GDI, shall not be assignable by you.

If the foregoing terms are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Sincerely,

/s/ Brandon Brahm
Name: Brandon Brahm
Title: Director

Accepted and agreed this 15th day of August, 2013.

/s/ Patrick Bennett
Patrick Bennett

2